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                                                                    EXHIBIT 3.16

                            ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                            T.O. HAAS TIRE CO., INC.


         The undersigned President and Assistant Secretary of T.O. Haas Tire Co., Inc., do hereby certify that:

         1. The Articles of Incorporation of T.O. Haas Tire Co., Inc., have been amended by substituting the following in place of ARTICLE VII:


                                  ARTICLE VII

                                 CAPITAL STOCK

         The authorized capital stock of said corporation shall be:

         1. 500 shares of common stock of the par value of $100.00 per share.

         2. 50,000 shares of cumulative preferred stock of the par value of $10.00 per share.

         a. Cumulative dividends of 8% per share shall be paid on the preferred stock from legally available funds. Dividends to be paid on said preferred stock shall be payable before dividends are paid on any other class of stock, except that such stock shall have equal dividend preference with any other class of preferred stock authorized by these Articles as they now exist or are hereafter amended.

         b. Such preferred stock shall be redeemable in whole or in part by the company at the par value of $10.00 per share after issuance at any time.

         c. In the event that the corporation elects to redeem the preferred shares issued pursuant to this article, the corporation shall provide to the holders thereof, written notice of its intent to redeem said shares of preferred stock, and the proposed redemption date, which date shall be no earlier than 60 days following the date of the notice of redemption.
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         3.       The voting rights of the holders of the stock of the
corporation shall be as follows:

         a. Each holder of the common stock of the corporation shall be entitled to one vote for each share of stock standing in the holder's name on the books of the corporation. At the election of directors, each holder of the common stock shall have as many votes as the number of shares of common stock owned by such holder multiplied by the number of directors to be elected by the holders of the common stock. These votes may be divided among the total number of directors to be elected by the holders of common stock, or distributed among any lesser number, in such proportion as the holder may desire.

         b. The holders of each class of the preferred stock shall have no voting rights, except that they shall be entitled to vote with the holders of the common stock, voting together as one class, and an affirmative vote of two-thirds of the total shares shall be required to approve:

                  (1) Any amendments to the articles of incorporation which affect the rights, dividends or preferences of the preferred stock;

                  (2) The merger or consolidation of the corporation with another corporation;

                  (3) The sale, lease, exchange, mortgage pledge or other disposition of all or substantially all of the corporation's property not in the ordinary course of business of the corporation; and

                  (4)      the voluntary dissolution of the corporation.

         4. In the event of the voluntary or involuntary liquidation, dissolution, or other termination of the corporation, the holders of the shares of the preferred stock shall be entitled only to cash payment of the par value of their shares, plus all declared
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and unpaid dividends up to the date fixed for distribution. Such payment shall be the only payment to which the preferred shareholders are entitled and such payment shall be made before any payment or distribution is made to the holders of the common stock of the corporation.

         5. These amendments were adopted by unanimous written consent of the shareholders of all of the shares entitled to vote thereon and all of the directors dated June 24, 1983.

         6. The stated capital of the Corporation has not been changed, except by the addition of the two classes of preferred stock as reflected herein. The stated capital is now:

         a.       $50,000 of Common Stock
         b.       $500,000 of Cumulative Preferred Stock

Dated: June 24, 1983

                                    /s/ Randy Haas
                                   -----------------------
                                           President

                                   /s/
                                   -----------------------
                                     Assistant Secretary